Exhibit 99.1

For Immediate Release

April 25, 2005

Microsoft Names Chris Liddell as New Chief Financial Officer

New CFO brings strengths in leadership, international excellence and corporate finance.

REDMOND, Wash. — April 25, 2005 — Microsoft Corp. today announced that Chris Liddell is joining the company as chief financial officer beginning May 9. Liddell brings with him a unique set of experiences, having most recently served as the chief financial officer at International Paper, a Fortune 100 company. Prior to that, Liddell served as chief executive officer of one of New Zealand’s largest companies, Carter Holt Harvey.

“Chris brings great talent and skills both in finance and in business leadership,” said Steve Ballmer, chief executive officer at Microsoft. “Having been both CEO and CFO of international companies gives him the ability to contribute broadly to our finance, operations and business strategy.”

As CFO, Liddell will be responsible for leading an organization that is well respected and known for its strong governance, transparency and focus on results. He will lead the worldwide finance organization and will have responsibility for accounting and reporting, strategic planning and analysis, treasury, tax, audit, and investor relations.

“The tremendous level of optimism, energy and passion for excellence at Microsoft was a major factor behind why I am delighted to take on this opportunity,” Liddell said. “Given Microsoft’s track record of innovation, outstanding people and proven ability to create value, the opportunities that lie ahead are nearly limitless.”

Most recently, Liddell was chief financial officer at International Paper, the world’s largest forest products company, and was responsible for strategic planning, accounting, tax, treasury, risk management, pension plan and internal audit. During his tenure, Liddell was credited with building a world-class finance function that redesigned and substantially improved the company’s business resource allocation and internal control processes; was actively involved in the company’s cost-reduction initiatives; and drove and managed business strategy, including several important M&A transactions. Prior to serving as chief financial officer at International Paper, Liddell was chief executive officer of Carter Holt Harvey, New Zealand’s second-largest listed company. While there Liddell led the implementation of a major three-year performance project and oversaw a significant portfolio restructuring and organization redesign, including over $2 billion of divestments and acquisitions. Before his role with Carter Holt Harvey, Liddell was a managing director and joint chief executive officer for CS First Boston NZ Ltd. Liddell holds an engineering degree from the University of Auckland and a master of philosophy degree from Oxford University in England.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

For more information, financial analysts only:

Curt Anderson, Microsoft Investor Relations, (425) 706-3703

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